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                                                                   EXHIBIT 10.24

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of July 5, 2001, is made and entered into by and among BROWN & BROWN, INC., a Florida corporation ("Buyer"), MEADOWBROOK OF FLORIDA, INC., a Florida corporation d/b/a Meadowbrook Villari Agency ("Seller"), and MEADOWBROOK, INC., a Michigan corporation ("Parent").

                                   BACKGROUND

         Seller is engaged in the insurance agency business in the State of Florida (the "Business"), and wishes to sell certain of its assets relating to such Business to Buyer. Buyer desires to acquire such assets upon the terms and conditions expressed in this Agreement. Parent owns all of the outstanding capital stock of Seller and is entering into this Agreement to provide certain non-solicitation, indemnification and other assurances to Buyer as a material inducement for Buyer to enter into this transaction.

         THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follow:

                                    ARTICLE 1
                                 THE ACQUISITION

         Section 1.1 COVENANTS OF SALE AND PURCHASE. At the Closing (as defined in SECTION 2.1), and upon and subject to the terms and conditions of this Agreement, the parties mutually covenant and agree as follows:

                  (a) Seller will sell, convey and assign to Buyer all right, title and interest of Seller in and to the Acquired Assets (as defined in SECTION 1.2) free and clear of all liens, pledges, security interests, charges, restrictions or encumbrances of any nature whatsoever ("Liens") other than (i) those listed on Schedule 1.1(a) hereto and (ii) liens of mechanics, materialmen, laborers, warehousemen, carriers and other similar common law or statutory liens arising in the ordinary course of business which are not yet due and payable or, if due and payable, have been adequately bonded or are being contested in good faith by appropriate proceedings (collectively, "Permitted Liens"); and

                  (b) Buyer will purchase the Acquired Assets from Seller in exchange for the consideration described in SECTION 1.4.

         Section 1.2 THE ACQUIRED ASSETS. In this Agreement, the phrase "Acquired Assets" means all of the assets of Seller exclusively related to the Business described below:


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                  (a) Purchased Book of Business. All of Seller's Business,
including but not limited to the life, health, bond, and property and casualty insurance business (both personal and commercial lines) and renewals and expirations thereof, together with all written or otherwise recorded documentation, data or information relating to Seller's insurance agency business, whether compiled by Seller or by other agents or employees of Seller, including but not limited to: (i) lists of insurance companies and records pertaining thereto; and (ii) customer lists, prospect lists, policy forms, and/or rating information, expiration dates, information on risk characteristics, information concerning insurance markets for large or unusual risks, and all other types of written or otherwise recorded information customarily used by Seller or available to Seller, including all other records of and pertaining to the accounts and customers of Seller, past and present, including, but not limited to, the active insurance customers of Seller, all of whom are listed on Schedule 1.2(a) (collectively, the "Purchased Book of Business").

                  (b) General Intangibles. All of the following intangible personal property of Seller used exclusively in connection with Seller's Business or pertaining to the Acquired Assets:

                           (i)   all of Seller's business records necessary to
enable Buyer to renew the Purchased Book of Business;

                           (ii)  the goodwill of Seller's Business in the State
of Florida, including the right to use the name "Villari" and all derivatives thereof within the State of Florida, and, subject to SECTION 5.8 hereof, all telephone listings, post office boxes, mailing addresses, and advertising signs and materials; and

                           (iii) any assignable non-solicitation agreements and
covenants not to compete made by employees of Parent in favor of Seller in connection with the Business and all other assignable covenants not to compete in favor of Seller in connection with the Business (including, without limitation, any such agreements with or covenants by David J. Villari).

                  (c) Miscellaneous Items. All other assets of Seller relating or pertaining exclusively to the Business, including computer disks, server, software, databases (whether in the form of computer tapes or otherwise), related object and source codes, and associated manuals, and any other records or media of storage or programs for retrieval of information pertaining to the Purchased Book of Business, and all supplies and materials, including promotional and advertising materials, brochures, plans, supplier lists, manuals, handbooks, and related written data and information, including any customer deposits held for future due dates.

                  (d) Tangible Property. All items of furniture, fixtures, computers, office equipment and other tangible property of Seller used exclusively in connection with Seller's Business. To the extent that any of such items are subject to a lease, Buyer will assume the lease and acquire all of Seller's right to acquire such property upon termination of the lease.

         Section 1.3 EXCLUSIONS AND EXCEPTIONS. Seller does not agree to sell or assign, and Buyer does not agree to purchase or assume, any assets not described in SECTION 1.2 hereof. Without limiting the foregoing, Buyer shall not purchase or assume any of the following:

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                  (a) cash in hand or in banks, accounts receivable, money
market certificates, stocks, bonds, real estate and automobiles;

                  (b) any contract, lease or other obligation not specifically assigned to Buyer under this Agreement; or

                  (c) any duty or liability of any type whatsoever with respect to any employee or to any pension or profit sharing plan or other employee benefit of Seller or Parent.

         Section 1.4 PURCHASE PRICE. (a) The purchase price for the Acquired Assets (the "Purchase Price") shall be equal to the sum of:

                           (i)   Four Million Three Hundred Ten Thousand Five
Hundred Five and No/100 Dollars ($4,310,505.00) (the "Initial Purchase Price"), which the parties agree is equal to 1.50 times the sum of (A) Core Revenue (as defined herein) (other than from the First Service Corp. account (the "First Service Account") and any override commissions received from Mutual Insurance Corporation of America (collectively, the "MICOA Overrides")) in the twelve-month period ended May 31, 2001, plus (B) one percent (1%) of such Core Revenue, added as investment income, plus (C) the mutually agreed upon-four-year average of contingent commissions received by Seller from the Purchased Book of Business during calendar years 1999 through 2001, inclusive, and the $200,000 in contingent commissions expected to be received by Buyer in calendar year 2002 from Westport Insurance Corporation ("Westport"); plus

                           (ii)  0.5 times the actual Core Revenue for the
First Service Account for the twelve-month period ending May 31, 2002 (the "2001 First Service Amount"), plus

                           (iii) 0.5 times the actual annual MICOA Overrides for
 the  twelve-month  period ending May 31, 2002 (the "2001 MICOA Amount"); plus

                           (iv)  0.5 times the annual Core Revenue for the First
Service Account, as such account renews, for each of the two (2) twelve-month periods ending May 31, 2003 and 2004, respectively (each a "First Service Payment" and collectively, the "First Service Payments"); plus

                           (v)  0.5 times the annual MICOA Overrides for each of
the two (2) twelve-month periods ending May 31, 2003 and 2004, respectively (each a "MICOA Payment" and collectively, the "MICOA Payments").


                  (b) As used herein, the term "Core Revenue" means commission revenue net of any commissions paid to any third party producing agent or agency, or to any third party broker, but shall not include contingent commissions, first year life insurance commissions or any income item (such as interest and countersignature fees) other than earned commissions and fees earned in lieu of commissions. Revenues generated from any one account shall not be included more than once in any twelve-month period in determining Core Revenue for such period. Core Revenue will be determined in accordance with generally accepted accounting principles. Specifically, direct bill revenue is recognized when received (cash basis) and agency

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bill revenue is recognized on the later of the effective date of the policy installment or the date the installment is billed to the customer.

                  (c) Subject to SECTION 1.4(D), the Purchase Price shall be paid to Seller as follows:

                           (i)   Four Million Forty-Three Thousand One Hundred
Seventy-Three and No/100 Dollars ($4,043,173.00), which is equal to the sum of
(A) Three Million Eight Hundred Seventy-Nine Thousand Four Hundred Fifty-Five and No/100 Dollars ($3,879,455.00), which represents ninety percent (90%) of the Initial Purchase Price, plus (B) One Hundred Twelve Thousand and No/100 Dollars ($112,000.00), which is the estimated 2001 First Service Amount, plus (C) Fifty-One Thousand Seven Hundred Eighteen and No/100 Dollars ($51,718.00), which is the estimated 2001 MICOA Amount, will be paid to Seller on the Closing Date (as defined in SECTION 2.1);

                           (ii)  the remaining portion of the Initial Purchase
Price in the amount of Four Hundred Thirty-One Thousand Fifty and 50/100 Dollars ($431,050.50) (the "Holdback Amount") shall be paid to Seller on or before July 31, 2002; provided, however, unless Buyer has received a written guarantee from Westport within thirty (30) days following the Closing Date that contingent commissions payable on those accounts underwritten by Westport for the twelve month period ended December 31, 2001 shall be at least $200,000, the Holdback Amount shall be reduced by the amount, if any, by which the contingent commissions actually received or to be received by Buyer from Westport during calendar year 2002 is less than $200,000. The Holdback Amount shall bear interest from the Closing Date through the date of payment at the annual rate of four percent (4%);

                           (iii) the First Service Payments and the MICOA
Payments shall each be paid to Seller on or before July 31, 2003, and 2004, respectively, without interest; and

                           (iv)  the actual 2001 First Service Amount and 2001
MICOA Amount shall be determined on or before July 31, 2002, and immediately upon such determination, (i) any aggregate net increase of the actual 2001 First Service Amount and 2001 MICOA Amount over the aggregate estimated 2001 First Service Amount and 2001 MICOA Amount paid to Seller under Section 1.4(c)(i), shall be paid by Buyer to Seller, and (ii) any aggregate net decrease of the actual 2001 First Service Amount and 2001 MICOA Amount below the aggregate estimated 2001 First Service Amount and 2001 MICOA Amount paid to Seller under
Section 1.4(c)(i), shall be paid by Seller to Buyer by withdrawal of the amount of such aggregate net decrease from the Holdback Amount.

                  (d) The deferred portions of the Purchase Price described in SECTIONS 1.4(C)(II) and (III) shall be subject to reduction by Buyer to offset any actual mutually agreed or finally adjudicated obligations of Seller and Parent under the indemnification provisions contained in ARTICLE 6 hereof existing at the time of payment of such deferred portions of the Purchase Price hereunder. Satisfaction of any indemnity obligations from the deferred portion of the Purchase Price shall not operate to waive the indemnification obligations of Seller and Parent contained in ARTICLE 6 for damages incurred by Buyer in excess of such amounts.

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                  (e) For federal and state income tax purposes, the parties agree to allocate the Purchase Price as follows: (i) the portion of the Purchase Price equal to the book value of tangible property described in SECTION 1.2(D) shall be allocated to the tangible property described in SECTION 1.2(D), (ii) $10,000 shall be allocated to the covenants of Seller contained in SECTION 5.2 hereof; (iii) $10,000 shall be allocated to the covenants of Parent contained in
SECTION 5.2 hereof; and (iv) the remainder of the Purchase Price shall be allocated to the Purchased Book of Business and related goodwill.

         Section 1.5 COMMISSIONS COLLECTED. All commissions on installments of agency bill policies with an effective date prior to July 1, 2001 (the "Effective Date") and actually billed prior to such date shall be the property of Seller and those billed or effective on or after the Effective Date shall be the property of Buyer, regardless of when actually received. All commissions on direct bill policies actually received by Seller from insurance carriers before the Effective Date shall be the property of Seller and those actually received from insurance carriers on or after the Effective Date shall be the property of Buyer, regardless of when billed by the insurance carrier. Buyer shall be entitled to all contingent commissions and/or override commissions received on or after the Effective Date, regardless of when earned. All additional or return commissions as a result of audits actually received before the Closing shall be the property or the responsibility of Seller, whether credit or debit, and regardless of effective date, and those actually received on or after the Closing shall be the property or responsibility of Buyer, whether credit or debit, and regardless of effective date.

         Section 1.6 ASSUMED LIABILITIES. Except for the ongoing obligation to service the Purchased Book of Business and to pay, perform and discharge the obligations of Seller arising from and after the Effective Date under those agreements of Seller assigned to Buyer pursuant to SECTION 1.1 hereof (collectively, the "Assumed Liabilities"), Buyer shall not assume or be deemed to have assumed any liability or obligation of Seller whatsoever. All liabilities and obligations of Seller not expressly assumed by Buyer under this
SECTION 1.6 are referred to herein collectively as the "Excluded Liabilities".

         Section 1.7 EFFECTUATION. To the extent that any of the contracts for which assignment to Buyer is provided herein are not assignable or may not be transferred without the consent of the other party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. Seller will, both before and after the Closing Date, use commercially reasonable efforts to obtain the consent of the other party to the assignment to Buyer of any contracts in cases in which such consent is required. If a consent is not obtained prior to the Closing Date, Seller will cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under any such contract including enforcement for the account of Buyer of any and all rights of Seller against the other party or otherwise. If and to the extent that such consent is required but is not obtained, the parties agree that, as between Seller, on the one hand, and Buyer, on the other hand, Buyer shall nevertheless assume all of Seller's responsibilities and be entitled to all of Seller's benefits arising from and after the Effective Date under any such contracts as if such contracts had in fact been assigned to Buyer. The parties hereby agree to cooperate in any reasonable arrangements to effectuate the foregoing provision.


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         Section 1.8 REIMBURSEMENT. From and after the Closing Date, Buyer agrees to use its best efforts to collect any and all payments due to the Business. In the event that on or after the Effective Date, Buyer receives any payments with respect to accounts receivable of the Business or otherwise belonging to Seller, Buyer shall reimburse the amount of such payment to Seller by wire transfer of immediately available funds within ten (10) business days after the end of the month in which such payment was received by Buyer. In the event that on or after the Effective Date, Seller receives any payments with respect to the Business belonging to Buyer, Seller shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within ten
(10) business days after the end of the month in which such payment was received by Seller.

                                    ARTICLE 2
                         CLOSING, ITEMS TO BE DELIVERED,
                     FURTHER ASSURANCES, AND EFFECTIVE DATE

         Section 2.1 CLOSING. The consummation of the purchase and sale of assets under this Agreement (the "Closing") will take place at 9 a.m., local time, no later than July 6, 2001 (the date on which the Closing actually occurs is referred to as the "Closing Date"), at Buyer's office located at 5900 North Andrews Avenue, Suite 300, Ft. Lauderdale, Florida 33309, unless another date or place is agreed to in writing by the parties hereto.

         Section 2.2 CONVEYANCE AND DELIVERY BY SELLER. On the Closing Date, Seller shall surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title, and interest in and to the Acquired Assets free and clear of any Liens other than Permitted Liens.

         Section 2.3 DELIVERY BY BUYER. On the Closing Date, Buyer shall wire transfer to Seller immediately available funds in the amount required to be delivered by Buyer at Closing pursuant to SECTION 1.4(C)(I) hereof.

         Section 2.4 MUTUAL PERFORMANCE. At the Closing, the parties shall also deliver to each other the agreements and other documents referred to in ARTICLE 5 hereof.

          Section 2.5 FURTHER ASSURANCES. From time to time after the Closing, at Buyer's request, Seller will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


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         Section 2.6 EFFECTIVE DATE. The effective date of this Agreement and all related instruments executed at the Closing shall be July 1, 2001 (the "Effective Date") unless otherwise specified. Notwithstanding the foregoing, Seller shall retain the risk of loss for errors and omissions committed up until the Closing Date and Buyer shall assume the risk of loss for errors and omissions committed from and after the Closing Date.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

         Seller and Parent, jointly and severally, represent and warrant to Buyer as follows:

         Section 3.1 ORGANIZATION. Seller is a corporation organized and in good standing under the laws of the State of Florida. Parent is a corporation organized and in good standing under the laws of the State of Michigan Each of Seller and Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Each of Seller and Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

         Section 3.2 CAPITALIZATION. Parent owns and holds all of the outstanding shares of capital stock of Seller and there are no outstanding options or rights to acquire additional shares of capital stock of Seller.

         Section 3.3 AUTHORITY. Each of Seller and Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller and Parent. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller and Parent in accordance with the provisions hereof (collectively, the "Seller's Documents") will be, duly executed and delivered by duly authorized officers of Seller and Parent on behalf of Seller and Parent, respectively, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller and Parent, enforceable against Seller and/or Parent, as the case may be, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Seller or Parent, nor the consummation by either of them of the transactions contemplated hereby nor compliance by either of them with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of their respective Articles of Incorporation or Bylaws, (b) require any filing by Seller or Parent with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (each a "Governmental Entity"), or (c) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions


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of any agreement or other instrument or obligation to which Seller or Parent is a party or by which Seller, Parent or any of their respective properties or assets may be bound.

         Section 3.5 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of Seller's or Parent's assets, properties or rights included in the Acquired Assets or any interest therein.

         Section 3.6 FINANCIAL STATEMENTS. Seller has delivered to Buyer true and complete copies of (a) its balance sheet at December 31, 2000 and the related statement of income for the fiscal year then ended, and (b) its balance sheet at May 31, 2001 (the "Balance Sheet Date") and the related statement of income for the five (5) months then ended. All of such financial statements were prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods involved (subject, in the case of interim period statements, to normal recurring audit adjustments). Such balance sheets fairly present the consolidated financial position, assets, and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income fairly present the results of operations for the periods then ended. Seller's financial books and records are accurate and complete in all material respects. Seller has not guaranteed any premium financing on behalf of its customers.

         Section 3.7 ORDINARY COURSE OF BUSINESS. Since the Balance Sheet Date, Seller has carried on business in the usual, regular and ordinary course in substantially the manner heretofore conducted and has taken no unusual actions in contemplation of this transaction, except with the consent of Buyer. Since the Balance Sheet Date, there have been no events or changes having a material adverse effect on the Acquired Assets or the business, operations, assets, properties, results of operations or financial condition of Seller ("Material Adverse Effect"). All of Seller's accounts payable, including accounts payable to insurance carriers, are current and reflected properly on its books and records, and will be paid in accordance with their terms at their recorded amounts.

         Section 3.8 ASSETS. (a) Seller owns and holds, free and clear of any Liens (including insurance company payables) other than Permitted Liens, sole and exclusive right, title and interest in and to the Acquired Assets, including but not limited to the customer expiration records for those customers listed in
Schedule 1.2(a), together with the exclusive right to use such records and all customer accounts, copies of insurance policies and contracts in force and all files, invoices and records pertaining to the customers, their contracts and insurance policies, and all other information comprising the Purchased Book of Business. Neither Seller nor Parent has received written notice that any of the accounts listed in Schedule 1.2(a) has canceled or non-renewed or intends to cancel or non-renew. Schedule 1.2(a) also shows the revenue received by Seller from each of its appointed carriers in the twelve-month period ended May 31, 2001. Except as set forth on Schedule 3.8(a), none of the accounts shown in
Schedule 1.2(a) represents business that has been brokered through Seller to an insurance carrier.

                  (b) The names "Meadowbrook" and "Meadowbrook Villari Agency" are the only trades name used by Seller in the State of Florida within the past three (3) years. No party has filed a claim during the past three (3) years against Seller alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party, or, if so, the claim has



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been settled with no existing liability to Seller and, to the Knowledge of
Seller and Parent, Seller has not violated or infringed any trademark, trade name, service mark, service name, patent, copyright or trade secret held by others.

                  (c) Schedule 3.8 lists the following contracts, agreements and arrangements exclusively related to the Business: (i) all agency agreements, equipment leases, and maintenance or service agreements to which Seller is a party; (ii) any employment, non-compete, confidentiality or non-solicitation agreement to which Seller or Parent is a party; (iii) any agreement between Seller and Parent or between Seller and any officer, director or affiliate of Seller; and (iv) any other contract or agreement not entered into in the ordinary course of business. Seller has delivered true and complete copies of each such agreement to Buyer and, in the case of unwritten agreements, a true and complete summary of such arrangements. The parties to all such agreements are in substantial compliance with the terms thereof.

                  (d) Seller's computer software included in the Acquired Assets performs in accordance with the documentation and other written material used in connection therewith, and is substantially free of defects in programming and operation. Seller has delivered to Buyer complete and correct copies of all user and technical documentation related to such software.

         Section 3.9 LITIGATION AND CLAIMS. Except as disclosed in Schedule 3.9, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Seller or Parent, threatened against Seller, and, to the Knowledge of Seller or Parent, no circumstances have occurred or arisen that could reasonably be expected to form a basis for such a suit, claim, action, proceeding or investigation. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an Material Adverse Effect on Seller or the Acquired Assets or would prevent Seller from consummating the transactions contemplated hereby. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller's property, has been filed by or against Seller prior to the Closing Date. As of the Closing Date, Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation will not be sufficient to pay its debts.

         Section 3.10 COMPLIANCE WITH APPLICABLE LAW. Seller holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the Business (collectively, the "Permits"), except where the failure to hold such Permits would not, individually or in the aggregate, have a Material Adverse Effect. Seller is in substantial compliance with the terms of the Permits. The Business of Seller is not being conducted in substantial violation of any law, ordinance or regulation of any Governmental Entity. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Seller is pending or, to the Knowledge of Seller and Parent, threatened.

         Section 3.11 TAX RETURNS AND AUDITS. Each of Seller and Parent (with respect to the Business) has timely filed all federal, state, local and foreign tax returns, including all amended returns, in each jurisdiction where Seller or Parent is required to do so or has paid or made provision for the payment of any penalty or interests arising from the late filing of any such return,


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has correctly reflected all taxes required to be shown thereon, and has fully paid or made adequate provision for the payment of all taxes that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. Neither Seller nor Parent (with respect to the Business) is currently subject to any audits with respect to any federal, state, local or foreign tax returns required to be filed and there are no unresolved audit issues with respect to prior years' tax returns. There are no claims asserted in writing for taxes or assessments of Seller or Parent (with respect to the Business) that, if adversely determined, could result in a tax liability that would have a Material Adverse Effect for any period. Neither Seller nor Parent (with respect to the Business) has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Neither Seller nor Parent (with respect to the Business) is holding any unclaimed property that it is required to surrender to any state taxing authority including, without limitation, any uncashed checks or unclaimed wages, and each of Seller and Parent (with respect to the Business) has timely filed all unclaimed property reports required to be filed with such state taxing authorities.

         Section 3.12 NON-SOLICITATION COVENANTS. Neither Seller nor Parent is a party to any agreement with respect to the Business that restricts Seller's or Parent's ability to compete in the insurance agency industry comprising the Business or solicit specific insurance accounts of the Business.

         Section 3.13 ERRORS AND OMISSIONS; EMPLOYMENT PRACTICES LIABILITY. Seller has not incurred any liability or taken or failed to take any action that may reasonably be expected to result in (a) a liability for errors or omissions in the conduct of its insurance business or (b) employment practices liability
(EPL), except such liabilities as are fully covered by insurance. All errors and omissions (E&O) and EPL lawsuits and claims currently pending or, to the Knowledge of Seller and Parent, threatened against Seller are set forth in
Schedule 3.9. Seller has E&O insurance coverage in force, with minimum liability limits of $15 million per occurrence and $15 million aggregate, with a deductible of $250,000, and Parent will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Seller has EPL insurance coverage in force, with minimum liability limits of $5 million per occurrence and $5 million aggregate, with a deductible of $75,000, and Seller will provide to Buyer a certificate of insurance evidencing such coverage prior to or on the Closing Date. Seller has been continuously insured with respect to E&O and EPL coverage for the past three (3) years.

         Section 3.14 EMPLOYEE DISHONESTY COVERAGE. Schedule 3.14 sets forth a complete and correct list of all employee dishonesty bonds or policies, including the respective limits thereof, held by Seller in the three (3) year period prior to the Closing Date, and true and complete copies of such bonds or policies have been delivered to Buyer. Seller has complied with all the provisions of such bonds or policies and Seller has an employee dishonesty bond or policy in full force and effect as of the Closing Date.

         Section 3.15 OTHER REPRESENTATIONS.

                  (a) After the Closing, neither Seller nor Parent shall retain possession or control of any of the Acquired Assets.

                  (b) As of the Closing Date, neither Seller nor Parent is Insolvent (as defined hereinafter), and neither Seller nor Parent will be rendered Insolvent as a result of the sale of the Acquired Assets to Buyer pursuant to this Agreement. The term "Insolvent" means that either (i) the sum of Seller's or Parent's respective debts is greater than all of Seller's or Parent's respective assets at a fair valuation, or (ii) the Company or Shareholder is failing to pay its or his respective debts as they become due; provided, however, that, notwithstanding the foregoing definition, such term shall be interpreted in accordance with applicable federal and state law.

         Section 3.16 SCHEDULES AND EXHIBITS. Disclosure of any fact or item in any Schedule or Exhibit hereto referenced by a particular Section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that other Section whether or not an explicit cross-reference appears.

                                    ARTICLE 4
                            REPRESENTATIONS OF BUYER

         Buyer represents and warrants to Seller and Parent as follows:

         Section 4.1 ORGANIZATION. Buyer is a corporation organized and in good standing under the laws of the State of Florida. Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its insurance agency business requires it to be so qualified.

         Section 4.2 AUTHORITY. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer in accordance with the provisions hereof (collectively, the "Buyer's Documents") will be, duly executed and delivered by duly authorized officers of Buyer on behalf of Buyer and this Agreement constitutes, and the Buyer's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect relating to or affecting the enforcement of creditors' rights generally and general equitable principles.

         Section 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (b) require any filing by Buyer with, or permit, authorization, consent or approval of Governmental Entity, or (c) result in a violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound.

         Section 4.4 LITIGATION. Buyer is not subject to any outstanding order, writ, injunction or decree which would prevent Buyer from consummating the transactions contemplated hereby.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         Section 5.1 BROKERS OR FINDERS. Seller and Parent have retained Lefenfeld Consulting, Inc. as agent and broker for the transactions contemplated by this Agreement, whose fees, commissions and expenses will be paid solely by Seller and/or Parent. Each of the parties represents, as to itself, its subsidiaries and its affiliates, that no other agent, broker, investment banker, financial advisor, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of the parties agrees to indemnify and hold the others harmless from and against any and all claims, liabilities, or obligations with respect to any fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         Section 5.2 NON-COMPETITION COVENANTS. (a) Buyer acknowledges the national scope of the insurance business engaged in by Parent and its affiliates and the fact that Parent and its affiliates currently operate and will continue after the Closing to operate their respective insurance businesses in the State of Florida. Notwithstanding the foregoing, Seller and Parent each agree that neither shall, for a period of five (5) years beginning on the Closing Date, (i) solicit, divert, accept business from, nor service, directly or indirectly, as insurance solicitor, insurance agent, insurance broker or otherwise, for its account or the account of any other agent, broker, or insurer, either as owner, shareholder, promoter, employee, consultant, manager or otherwise, any account that is part of the Purchased Book of Business or any insurance account then serviced by Buyer, or (ii) hire or directly or indirectly solicit any employees of Buyer or its affiliates to work for Seller, Parent or any of their affiliates.

                  (b) Notwithstanding anything in this Agreement to the contrary, the covenants set forth in this SECTION 5.2 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

         Section 5.3 REMEDY FOR BREACH OF COVENANTS. In the event of a breach of the provisions of SECTION 5.2, Buyer shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in SECTION 5.2 unenforceable due to a unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant Buyer or its affiliates injunctive relief to the extent reasonably necessary to protect their respective interests. Seller and Parent each acknowledge that the covenants set forth in SECTION 5.2 represent an important element of the value of the Acquired Assets and were a material inducement for Buyer to enter into this Agreement.

         Section 5.4 SUCCESSOR RIGHTS. The covenants contained in SECTION 5.2 shall inure to the benefit of any successor in interest of Buyer by way of merger, consolidation, sale or other succession.

         Section 5.5 ERRORS AND OMISSIONS, EMPLOYMENT PRACTICES LIABILITY, AND EMPLOYEE DISHONESTY COVERAGE. After the Closing, Seller and Parent agree to maintain, for a period of at least three (3) years, Seller's errors and omissions (E&O), employment practices liability (EPL), and employee dishonesty insurance policy (or employee dishonesty bond, as the case may be) in connection with the Business, at coverages of at least those levels set forth in SECTION
3.13 and Schedule 3.14, provided that upon the expiration or other termination of any such policy during such three year period, Seller and Parent agree to obtain replacement policies at commercially available levels. A Certificate of Insurance evidencing each such coverage shall be delivered at Buyer's request during this three-year period.

         Section 5.6 EXPENSES. Whether or not the transaction contemplated by this Agreement is consummated, all costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby shall be paid by the party incurring such expenses.

         Section 5.7 CONFIDENTIALITY. Each of the parties agrees to maintain the terms of this Agreement, including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of Buyer, unless required to do so by law.

         Section 5.8 ENFORCEMENT OF EMPLOYMENT AGREEMENTS. After the Closing, and at Buyer's reasonable request, Seller and Parent shall cooperate with Buyer in enforcing the terms of any non-compete/non-solicitation agreements with respect to the Business entered into prior to the Closing and shall join in any legal or injunctive proceedings instituted by Buyer for such purpose. Buyer shall bear 100% of the costs and fees of any such proceedings.

         Section 5.9 CORPORATE AND TRADE NAMES. Promptly after the Closing, Seller and Parent each agree to cease all use of the name "Villari" within the State of Florida. Seller and Parent hereby grant to Buyer and its affiliates an exclusive, royalty-free license to utilize the trade name, phrase or logo incorporating "Meadowbrook Villari Agency" in combination with any other name, or any such corporate logo in or on any of its literature, sales materials or products or otherwise in connection with the Business acquired hereunder, for a period of one (1) year after the Effective Date. Upon the expiration of such one-year period, Buyer agrees that it will not, nor will it permit any of its affiliates to, use any name, phrase or logo incorporating "Meadowbrook" or any derivative thereof, by itself or in combination with any other name, or any such corporate logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services.

         Section 5.10 RENEWALS. Buyer agrees to use commercially reasonable efforts from and after the Closing Date to ensure the renewal of the First Service Account and the MICOA Accounts.

         Section 5.11 TERMINATION OF SELLER EMPLOYEES. Each of the parties acknowledges and agrees that any employees of Seller that Buyer does not wish to hire shall remain employees of Seller and, in the event that Seller elects to terminate any such employees in connection with or as a result of the transactions contemplated by this Agreement, Seller shall be responsibility for any post-termination obligations owed to such terminated employees pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or any other applicable law.

         Section 5.12 LEASE. Seller agrees to lease the premises on which the Business is currently conducted to Buyer for a period of sixty (60) days following the Closing Date. In consideration therefore, Buyer agrees to reimburse Seller the full amount of the monthly lease amount (including all insurance, utilities and taxes) payable by Seller to its landlord for the premises under Seller's current lease agreement.

         Section 5.13 SALE OF STOCK OF NATIONAL REALTY LIABILITY ALLIANCE, INC. ("NRLA") AND PHYSICIANS ONE STOP NATIONAL PURCHASING GROUP, INC. ("POS"). Buyer and Parent each agree after the Closing to negotiate toward a mutually agreeable arrangement for the purchase from Parent by Buyer of the outstanding capital stock of NRLA and POS, such stock purchase to be consummated no later than thirty (30) days after the Closing Date, provided a mutually agreeable purchase arrangement can be reached by that time.

         Section 5.14 CONDITIONS TO PARTIES' OBLIGATION. Each party's obligation to complete the transactions contemplated by this Agreement shall be subject to the following conditions, unless waived by such party: (a) each employee of Seller that Buyer wishes to hire including, without limitation, David J. Villari, having signed and delivered to Buyer a mutually employment agreement which contains confidentiality, non-solicitation and, with respect to David J. Villari, non-competition provisions; (b) Buyer shall have received copies of duly adopted resolutions of Seller's Board of Directors and of Parent authorizing the transactions set forth in this Agreement in accordance with Sections 607.1202, 607.0821 and 607.0704 Florida Statutes; (c) evidence that all Liens on any of the Acquired Assets (other than Permitted Liens) have been fully satisfied and released; (d) Buyer being satisfied in its sole discretion of the willingness of Seller's insurance carriers including, without limitation, Westport, to appoint Buyer, and Seller's delivery to Buyer of Westport's consent to Seller's assignment of its Program Administrator Agreement with Westport to Buyer; and (e) approval by each party's Acquisition Committee.

                                    ARTICLE 6
                                 INDEMNIFICATION

         Section 6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, INDEMNITIES AND COVENANTS. (a) Subject to SECTION 6.1(B), the representations, warranties and indemnities set forth in this Agreement shall survive for a period of two (2) years from the Closing Date. All post-closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for a period of two (2) years following the Closing Date. If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within such two-year period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering written notice of same to the other party within the two-year period, which written notice shall identify the breach or other indemnifiable event with reasonable specificity including the amount or estimated amount thereof.

                  (b) Notwithstanding anything set forth in SECTION 6.1(A), all representations, warranties, covenants and indemnities in connection with (i) any tax liabilities of Seller or Parent or (ii) any of the representations and warranties set forth in SECTION 3.15 shall survive until the expiration of the applicable statute of limitations.

         Section 6.2 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF BUYER. Seller and Parent agree, jointly and severally, to indemnify and hold Buyer and its officers, directors, and affiliates harmless from and against any Adverse Consequences (as defined below) that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Seller's or Parent's representations, warranties, obligations or covenants contained herein, (b) the operation of Seller's Business or ownership of the Acquired Assets by Seller on or prior to the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Seller or Parent occurring before the Closing, or (c) the Excluded Liabilities; provided, however, that Seller and Parent shall have no obligation to indemnify under
SECTION 6.2(A) AND (B) hereof until the aggregate total of such Adverse Consequences incurred or suffered by all such indemnified parties, to the extent such Adverse Consequences are not covered by insurance proceeds actually paid by such indemnified party's insurance carrier on account of such Adverse Consequences, exceeds $40,000 (the "Materiality Threshold Amount") at which time Seller and Parent shall be obligated to indemnify such indemnified parties for any Adverse Consequences in excess of the Material Threshold Amount; further provided, however, that Seller and Parent, collectively, shall not be obligated to indemnify such indemnified parties for any Adverse Consequences in excess of the amount of the Purchase Price in the aggregate. For purposes of this ARTICLE 6, the phrase "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligations, taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

         Section 6.3 INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF SELLER AND PARENT. Buyer agrees to indemnify and hold Seller, Parent and their respective officers, directors, shareholders and affiliates harmless from and against any Adverse Consequences that any of such parties may suffer or incur resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's representations, warranties, obligations or covenants contained herein, (b) the operation Seller's Business or ownership of the Acquired Assets by Buyer after the Closing Date, including, without limitation, any claims or lawsuits based on conduct of Buyer occurring after the Closing, or (c) the Assumed Liabilities; provided, however, that Buyer shall have no obligation to indemnify under
SECTION 6.3 (A) AND (B) hereof until the aggregate total of such Adverse Consequences incurred or suffered by all such indemnified parties, to the extent such Adverse Consequences are not covered by insurance proceeds actually paid by such indemnified party's insurance carrier on account of such Adverse Consequences, exceeds the Materiality Threshold Amount, at which time Buyer shall be obligated to indemnify such indemnified parties for any Adverse Consequences in excess of the Material Threshold Amount; further provided, however, that Buyer shall not be obligated to indemnify such indemnified parties for any Adverse Consequences in excess of the amount of the Purchase Price in the aggregate.

         Section 6.4 EXCLUSIVE REMEDY. Except in the case of fraud by any party or as otherwise set forth in this Agreement (including, without limitation, SECTION 5.3 hereof), Buyer, Seller and Parent agree that the indemnification provisions of this ARTICLE 6 shall be their sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and waive to the fullest extent permitted by applicable law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity.
                                    ARTICLE 7
                                  MISCELLANEOUS

         Section 7.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (if confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

                  (a) If to Buyer, to

                           Brown & Brown, Inc.
                           401 E. Jackson St., Suite 1700
                           Tampa, Florida  33601
                           Telecopy No.: (813) 222-4464
                           Attn:  Laurel Grammig

                  (b) if to Seller or to Parent, to

                           Meadowbrook, Inc.
                           26600 Telegraph
                           Southfield, Michigan  48034
                           Telecopy No.: (248) 358-1614
                           Attn: General Counsel

         Section 7.2 USE OF TERM "KNOWLEDGE". With respect to the term "Knowledge" as used herein: Seller and Parent will be deemed to have "Knowledge" of a particular fact or other matter if (i) any individual who is serving, or who has at any time in the twelve (12) months prior to the Closing Date served, as a director or officer of Seller or Parent is actually aware of such fact or other matter or (ii) if David J. Villari or Charles Miles (a) is actually aware of such fact or other matter or (b) should reasonably be expected to be aware of such fact or other matter after having conducted a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         Section 7.3 COUNTERPARTS; FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission with the same effect as if a manually signed original were personally delivered.

         Section 7.4 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         Section 7.5 ASSIGNMENT. Except as contemplated in SECTION 5.4 hereof, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not unreasonably be withheld or delayed. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         Section 7.6 SEVERABILITY. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be illegal, invalid or unenforceable, either in whole or in part, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions or covenants, or any part thereof, all of which shall remain in full force and effect.

         Section 7.7 ATTORNEYS' FEES AND COSTS. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

         Section 7.8 GOVERNING LAW. This Agreement has been made in the State of Florida and shall be governed by and construed and enforced in accordance with internal Florida law without regard to any applicable conflicts of law.

         Section 7.9 AMENDMENT; WAIVER. This Agreement may not be amended, or any provision waived, except by an instrument in writing signed on behalf of each of the parties.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 BUYER:

                                 BROWN & BROWN, INC.


                                 By: ___________________________________________

                                 Name: _________________________________________

                                 Title:  _______________________________________


                                 SELLER:

                                 MEADOWBROOK OF FLORIDA, INC.


                                 By:  __________________________________________

                                 Name:  ________________________________________

                                 Title:  _______________________________________


                                 PARENT:

                                 MEADOWBROOK, INC.


                                 By: ___________________________________________

                                 Name:  ________________________________________

                                 Title:  _______________________________________

                                    SCHEDULES


Schedule 1.1(a):     Permitted Liens

Schedule 1.2(a):     Purchased Book of Business

Schedule 3.8(a):     Brokered Business

Schedule 3.8:        Material Contracts

Schedule 3.9:        List of Claims and Litigation

Schedule 3.14:       Employee Dishonesty Coverage